Exhibit 99.1

MARTEN TRANSPORT ANNOUNCES

FOURTH QUARTER AND YEAR END RESULTS;

NET INCOME RISES NEARLY 50 PERCENT

MONDOVI, Wis., Jan. 26, 2005 – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today its financial and operating results for the quarter and year ended Dec. 31, 2004.

For the quarter ended Dec. 31, 2004, operating revenue increased 24.0%, to $105.7 million from $85.2 million for the same quarter of 2003.  For the year ended Dec. 31, 2004, operating revenue increased 13.6%, to $380.0 million from $334.7 million for 2003.  Operating revenue included fuel surcharges of $10.5 million and $26.9 million for the quarter and year ended Dec. 31, 2004, compared with $3.1 million and $14.1 million for the quarter and year ended Dec. 31, 2003.  Operating revenue also included revenue from MW Logistics, LLC, a 45% owned affiliate, of $2.3 million for the fourth quarter of 2004 and $7.0 million for the year, compared with no revenue for the similar periods of 2003.  The company’s freight revenue, which excludes fuel surcharge and MW Logistics revenue, increased 13.1% for the quarter and 8.0% for the year.  The company measures revenue, before fuel surcharge and MW Logistics revenue, or “freight revenue,” in addition to operating revenue, because management believes removing these sources of revenue provides a more consistent basis for comparing results of operations from period to period.

For the quarter ended Dec. 31, 2004, net income increased 49.9% to $5.2 million from $3.5 million for the same quarter of 2003.  For the year ended Dec. 31, 2004, net income increased 48.1% to $17.5 million from $11.8 million for 2003.

For the quarter ended Dec. 31, 2004, net income per diluted share increased to 36 cents from 24 cents for the same quarter of 2003.  For the year ended Dec. 31, 2004, net income per diluted share increased to $1.21 from $1.02 for 2003 on a 25.0% increase in diluted shares outstanding as a result of an Aug. 2003 stock offering.  Diluted earnings per share give retroactive effect in all periods to the Company’s three-for-two stock splits in July and Dec. 2003.

Chairman and President Randolph L. Marten said, “I would like to thank everyone at Marten Transport, especially our drivers, for contributing to another year of record operating revenue, net income, and net earnings per diluted share.  Our revenue growth was solid, but Marten is a profit-focused company, so we were especially pleased by a nearly 50% increase in net income.  For the quarter, our operating ratio (operating expenses as a percentage of operating revenue) improved to 89.6% compared with 93.3% for the same quarter last year.  This was our best operating ratio since the fourth quarter of 1994 and contributed to a 91.8% operating ratio for the year.

“The main factor that contributed to our record results was higher average freight revenue per total mile.  A combination of strong freight demand, limited industry-wide truck capacity, and year-end demand by several large customers created a favorable pricing environment.  The favorable environment and superior freight selection and capacity allocation by our sales and operations team contributed to a 12.5% increase in average freight revenue per total mile, to

$1.40 in the 2004 quarter from $1.24 in the 2003 quarter.  Our average freight revenue per tractor per week, our main measure of asset productivity, improved 6.0% to $3,017 in the 2004 quarter from $2,846 in the 2003 quarter.  In the closing weeks of the year we benefited from higher-than-anticipated revenue from special customer freight services, which have a high rate per mile because of the priority nature of the business.  We believe these services increased our average freight revenue per total mile for the quarter by approximately four cents.

“At Dec. 31, our balance sheet reflected approximately $167.9 million in stockholders’ equity and $30.3 million of borrowed debt, which results in a debt-to-total capitalization ratio of approximately 15%.”

Net income and net income per diluted share included a charge of approximately $1.5 million, or $0.10 per diluted share, due to an increase to our deferred income tax liability that was recorded during the fourth quarter.  The Company previously disclosed that this increase to its deferred income tax liability was possible because of a change in its statutory tax rate.

The accounts of MW Logistics, LLC were included in the company’s statements of operations beginning Apr. 1, 2004 in accordance with FASB Interpretation No. 46, as revised.  MW Logistics is a 45% owned affiliate that provides logistics services to the transportation industry.  The company previously accounted for its investment in MW Logistics’ operating results using the equity method of accounting.

Marten Transport will host a conference call on Jan. 27, 2005, at 2:00 p.m. Central Time. The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 3406678.  For additional information on accessing the call and to access any statistical and financial information that is discussed during the conference call, please visit our website at www.marten.com.

Marten Transport is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

CONTACT:  Randy Marten, President of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

Consolidated Balance Sheets

	December 31,
(In thousands, except share information)	2004	2003
ASSETS
Current assets:
Marketable securities	$62	$19,219
Receivables:
Trade, less allowances of $909 and $793, respectively	39,090	34,582
Other	8,372	7,337
Prepaid expenses and other	11,869	10,034
Deferred income taxes	5,856	3,048
Total current assets	65,249	74,220
Property and equipment:
Revenue equipment	283,245	247,822
Buildings and land	10,467	8,013
Office equipment and other	9,053	7,667
Less accumulated depreciation	(87,067)	(93,684)
Net property and equipment	215,698	169,818
Other assets	7,127	5,557
	$288,074	$249,595
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$2,849	$549
Accounts payable	4,579	3,683
Insurance and claims accruals	13,654	12,052
Accrued liabilities	12,292	13,379
Current maturities of long-term debt	5,000	5,000
Total current liabilities	38,374	34,663
Long-term debt, less current maturities	25,257	22,857
Deferred income taxes	56,522	47,541
Total liabilities	120,153	105,061
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 23,000,000 shares authorized; 14,307,027 shares, at December 31, 2004, and 13,759,776 shares, at December 31, 2003, issued and outstanding	143	138
Additional paid-in capital	70,111	64,265
Retained earnings	97,667	80,131
Total stockholders’ equity	167,921	144,534
	$288,074	$249,595

MARTEN TRANSPORT, LTD.

Consolidated Statements of Operations

	Three Months Ended December 31,		For the Years Ended December 31,
(In thousands, except per share information)	2004	2003	2004	2003
OPERATING REVENUE	$105,719	$85,237	$380,048	$334,667
OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	29,083	25,840	107,307	101,023
Purchased transportation	19,895	17,210	77,858	71,133
Fuel and fuel taxes	20,651	14,399	70,912	56,371
Supplies and maintenance	6,421	6,246	25,102	24,838
Depreciation	8,577	7,706	32,757	30,046
Operating taxes and licenses	1,468	1,520	6,303	5,697
Insurance and claims	5,585	4,006	18,604	15,206
Communications and utilities	883	907	3,168	3,326
Gain on disposition of revenue equipment	(499)	(330)	(2,221)	(640)
Other	2,682	1,987	8,964	7,331

Total operating expenses	94,746	79,491	348,754	314,331

OPERATING INCOME	10,973	5,746	31,294	20,336
OTHER EXPENSES (INCOME):
Interest expense	535	542	2,074	2,753
Interest income	(387)	(396)	(1,493)	(1,517)
	148	146	581	1,236
INCOME BEFORE INCOME TAXES	10,825	5,600	30,713	19,100
PROVISION FOR INCOME TAXES	5,619	2,128	13,177	7,258
NET INCOME	$5,206	$3,472	$17,536	$11,842
BASIC EARNINGS PER COMMON SHARE	$0.37	$0.25	$1.25	$1.07
DILUTED EARNINGS PER COMMON SHARE	$0.36	$0.24	$1.21	$1.02

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

For period:
Average operating revenue per total mile	$1.593	$1.292	$1.445	$1.279
Average freight revenue per total mile (1)	$1.399	$1.244	$1.316	$1.226
Average miles per tractor (2)	28,343	30,058	116,668	120,441
Average operating revenue per tractor per week (2)	$3,435	$2,955	$3,232	$2,955
Average freight revenue per tractor per week (1) (2)	$3,017	$2,846	$2,944	$2,831
Average miles per trip	1,011	1,023	1,005	1,008
Non-revenue miles percentage (3)	6.7%	6.7%	6.7%	6.7%
Total miles – company-employed drivers (in thousands)	47,818	46,363	185,019	181,254
Total miles – independent contractors (in thousands)	18,564	19,595	78,054	80,312

At December 31, 2004, and December 31, 2003:
Total tractors (2)	2,283	2,181
Average age of company tractors (in years)	1.4	1.9
Total trailers	3,152	2,835
Average age of company trailers (in years)	3.3	3.9
Ratio of trailers to tractors (2)	1.4	1.3
Ratio of tractors to non-driver personnel (2)	5.6	5.3

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2004	2003	2004	2003

Net cash provided by operating activities	$15,665	$4,938	$50,890	$39,551
Net cash used for investing activities	18,504	13,795	77,986	38,094
Weighted average shares outstanding:
Basic	14,256	13,724	14,058	11,094
Diluted	14,594	14,359	14,510	11,604

(1)   Excludes revenue from fuel surcharges and from MW Logistics, LLC, a 45% owned affiliate whose financial results were consolidated with the company’s effective April 1, 2004, in accordance with FASB Interpretation No. 46, as revised.

(2)   Includes tractors driven by both company-employed drivers and independent contractors.  Independent contractors provided 557 and 585 tractors as of December 31, 2004, and 2003, respectively.

(3)   Represents the percentage of miles for which the company is not compensated.